ITEM 77I TERMS OF NEW OR AMENDED SECURITIES

The RBB Fund, Inc. (the "Company") has issued an additional class of shares of beneficial interest and classified such shares Class XXX representing interests in the Robeco WPG Core Bond Fund. The share of the class of beneficial interest mentioned in the preceding sentence has the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set for the Company's Articles of Incorporation.